Exhibit 4.1

DISCOVERY PARTNERS INTERNATIONAL, INC.

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of April 10, 2006 between DISCOVERY PARTNERS INTERNATIONAL, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of February 13, 2003 (the “Rights Agreement”) (capitalized terms used but not defined herein shall have the meaning assigned to them in the Rights Agreement); and

WHEREAS, the Company and the Rights Agent desire to irrevocably amend the Rights Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this First Amendment to Rights Agreement hereby agree as follows:

AMENDMENT

1.                                      Amendment of the Rights Agreement.

1.1          A new Section 35 of the Rights Agreement is hereby added as follows:

“Section 35. Permitted Transactions. Reference is made to (a) the Agreement and Plan of Merger and Reorganization by and among the Company, Infinity Pharmaceuticals, Inc., a Delaware corporation (“Infinity”), and Darwin Corp., a wholly-owned corporate subsidiary of the Company organized under Delaware law (“Merger Sub”), to be dated as of a date occurring on or after April 10, 2006 and on or before April 14, 2006 (such date, the “Execution Date”), as it may be amended from time to time (the “Merger Agreement”) and (b) the Voting Agreements by and between the Company and certain stockholders of Infinity, to be dated as of the Effective Date, as each may be amended from time to time (the “Voting Agreements”). Notwithstanding any other provision of this Agreement, the term “Acquiring Person” as used throughout this Agreement shall not include the stockholders of Infinity, or any of such stockholder’s Affiliates or Associates, in each case to the extent, but only to the extent, that any such stockholder or any of such Affiliates or Associates, becomes or shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding as a result of the execution, delivery or performance of the Merger Agreement or the Voting Agreements (or any of them) or the consummation of the Merger (as such term is defined in the Merger Agreement) or the transactions contemplated thereby, in each case in accordance with the terms thereof, as such terms may be amended by the parties thereto. In addition, notwithstanding any other provision of this Agreement, neither a Distribution Date nor a Share Acquisition Date shall be deemed to occur, and the Rights will not separate from the Common Stock, as a result of the execution, delivery or performance of the Merger Agreement or the Voting Agreements (or any of them) or the consummation of the Merger (as such term is defined in the Merger Agreement) or the transactions contemplated thereby, in accordance with the terms thereof, as such terms may be amended by the parties thereto.”

2.             No Other Amendment. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Company and the Rights Agent as provided under Section 27 of the Rights Agreement. This Amendment shall be irrevocable.

3.             Counterparts.  This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

The foregoing Amendment is hereby executed as of the date first above written.

THE COMPANY:

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:	/s/ Michael C. Venuti
Michael C. Venuti
Acting Chief Executive Officer

RIGHTS AGENT:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

By:
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